                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           THERMO INSTRUMENT SYSTEMS
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                           THERMO INSTRUMENT SYSTEMS
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

THERMO INSTRUMENT SYSTEMS

860 West Airport Freeway, Suite 301
Hurst, TX  76054
                                                                  April 23, 1998


Dear Stockholder:

     The enclosed Notice calls the 1998 Annual Meeting of the Stockholders of Thermo Instrument Systems Inc. We respectfully request that all Stockholders attend this meeting, if possible.

     Our Annual Report for the year ended January 3, 1998, is enclosed. We hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, We urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     We would appreciate your immediate attention to the mailing of this proxy.

                                    Yours very truly,



                                    ARVIN H. SMITH
                                Chairman of the Board



                                    EARL R. LEWIS
                         President and Chief Executive Officer

THERMO INSTRUMENT SYSTEMS INC.


860 West Airport Freeway, Suite 301
Hurst, TX  76054



                                                                  April 23, 1998


To the Holders of the Common Stock of
THERMO INSTRUMENT SYSTEMS INC.


                            NOTICE OF ANNUAL MEETING

     The 1998 Annual Meeting of the Stockholders of Thermo Instrument Systems Inc. (the "Corporation") will be held on Monday, June 1, 1998, at 9:00 a.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona, 85258. The purpose of the meeting is to consider and take action upon the following matters:

1.   Election of six directors.

2. Such other business as may properly be brought before the meeting and any adjournment thereof.


     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is April 3, 1998.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                    SANDRA L. LAMBERT
                                        Secretary

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Thermo Instrument Systems Inc. (the "Corporation") for use at the 1998 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, June 1, 1998, at 9:00 a.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, Scottsdale, Arizona, and any adjournment thereof. The mailing address of the executive office of the Corporation is 860 West Airport Freeway, Suite 301, Hurst, TX 76054. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 29, 1998.


                               VOTING PROCEDURES

     The board of directors intends to present to the Meeting the election of six directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of the common stock of the Corporation, $.10 par value, ("Common Stock") entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can be voted only if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. With respect to the election of directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 3, 1998 consisted of 122,116,565 shares of Common Stock. Only Stockholders of record at the close of business on April 3, 1998 are entitled to vote at the Meeting. Each share is entitled to one vote.


                                 - PROPOSAL 1 -

                             ELECTION OF DIRECTORS

     Six directors are to be elected at the Meeting, constituting the entire board of directors, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.


NOMINEES FOR DIRECTORS

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock, and the common stock of its subsidiaries and its parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for biomedical, instrument and environmental markets, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.


-----------------------------------------------------------------------------------------------------------------
FRANK BORMAN                       Col. Borman, 70, has been a director of the Corporation since 1986. Col.
                                   Borman has been president and chief executive officer of Patlex Corporation, a patent licensing company, and a trustee of the National Geographic Society, for over five years. Col. Borman is also a director of American
                                   Superconductor Corporation, Database Online Corporation and The Home Depot,
                                   Inc.
-----------------------------------------------------------------------------------------------------------------
GEORGE N. HATSOPOULOS              Dr. Hatsopoulos, 71, has been a director of the Corporation since 1986.  Dr.
                                   Hatsopoulos has been the chairman and chief executive officer of Thermo
                                   Electron since he founded the company in 1956 and president of Thermo
                                   Electron from 1956 until January 1997.  He was also chairman of the board of the Corporation from 1986 to March 1997.  Dr. Hatsopoulos is also a director of Photoelectron Corporation, Thermedics Inc., Thermo Ecotek Corporation,
                                   Thermo Electron, Thermo Fibertek Inc., Thermo Optek Corporation, ThermoQuest
                                   Corporation and ThermoTrex Corporation.  Dr. Hatsopoulos is the brother of
                                   Mr. John N. Hatsopoulos, a director and the chief financial officer and a senior vice president of the Corporation.
-----------------------------------------------------------------------------------------------------------------
JOHN N. HATSOPOULOS                Mr. Hatsopoulos, 63, has been a director of the Corporation since 1986 and its chief financial officer since 1988.  He was also vice president of the
                                   Corporation from 1988 through December 1997 and has been its senior vice president since December 1997.  Mr. Hatsopoulos has been the president of
                                   Thermo Electron since January 1997 and the chief financial officer of Thermo
                                   Electron since 1988.  He was also an executive vice president of Thermo
                                   Electron from 1986 to January 1997. Mr. Hatsopoulos is also a director of
                                   LOIS/USA Inc., ONIX Systems Inc., Thermedics Inc., Thermo Ecotek Corporation,
                                   Thermo Electron, Thermo Fibertek Inc., Thermo Power Corporation and Thermo
                                   TerraTech Inc.  Mr. Hatsopoulos is the brother of Dr. George N. Hatsopoulos, a director of the Corporation.
-----------------------------------------------------------------------------------------------------------------
EARL R. LEWIS                      Mr. Lewis, 54, has been a director and the chief executive officer of the
                                   Corporation since January 1998, and has been president of the Corporation since March 1997.  He was chief operating officer of the Corporation from
                                   January 1996 to January 1998.  Prior to that time, he was executive vice president of the Corporation from January 1996 to March 1997, senior vice president from January 1994 to January 1996, and vice president from March
                                   1992 to January 1994.  He has been a vice president of Thermo Electron since
                                   September 1996.  Prior to his appointment as the Corporation's chief executive officer, Mr. Lewis was also chief executive officer of Thermo Optek
                                   Corporation, a majority-owned subsidiary of the Corporation that manufactures analytical instruments that measure energy and light for purposes of materials analysis, characterization and preparation, from its inception in
                                   August 1995 to January 1998 and was the president of its predecessor, Thermo
                                   Jarrell Ash Corporation for more than five years prior to 1995.  Mr. Lewis is also director of Metrika Systems Corporation, ONIX Systems Inc., Thermo
                                   BioAnalysis Corporation, Thermo Optek Corporation, ThermoQuest Corporation,
                                   ThermoSpectra Corporation and Thermo Vision Corporation.
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
ARVIN H. SMITH                     Mr. Smith, 68, has been a director of the Corporation since 1986, and chairman of the board since March 1997.  He was also president and chief executive officer of the Corporation from 1986 to March 1997 and January
                                   1998, respectively.  Mr. Smith is also chairman of the board of Thermo Power
                                   Corporation, a majority-owned subsidiary of Thermo Electron that manufactures traffic-control systems and industrial refrigeration equipment.  He has been an executive vice president of Thermo Electron since 1991 and was a senior vice president of Thermo Electron from 1986 to 1991.  Mr. Smith is also a director of Metrika Systems Corporation, ONIX Systems Inc., Thermo
                                   BioAnalysis Corporation, Thermo Optek Corporation, Thermo Power Corporation,
                                   ThermoQuest Corporation, ThermoSpectra Corporation and Thermo Vision
                                   Corporation.
-----------------------------------------------------------------------------------------------------------------
POLYVIOS C. VINTIADIS              Mr. Vintiadis, 62, has been a director of the Corporation since July 1993.
                                   Mr. Vintiadis has been the chairman and chief executive officer of Towermarc
                                   Corporation, a real estate development company, since 1984.  Prior to joining
                                   Towermarc, Mr. Vintiadis was a principal of Morgens, Waterfall & Vintiadis,
                                   Inc., a financial services firm, with whom he remains associated. For more than 20 years prior to that time, Mr. Vintiadis was employed by Arthur D.
                                   Little & Company, Inc.  Mr. Vintiadis is also a director of The Randers Group
                                   Incorporated and Thermo TerraTech Inc.
-----------------------------------------------------------------------------------------------------------------


COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The board of directors has established an audit committee and a human resources committee. The audit committee consists solely of outside directors, and its present members are Mr. Vintiadis (Chairman), and Col. Borman. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The human resources committee consists solely of outside directors, and its present members are Col. Borman (Chairman) and Mr. Vintiadis. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met nine times, the audit committee met twice and the human resources committee met three times during fiscal 1997. Each director attended at least 75% of all meetings of the board of directors and committees on which he served held during fiscal 1997.


COMPENSATION OF DIRECTORS


     CASH COMPENSATION

     Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $8,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Lewis and Mr. Smith are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.


     DEFERRED COMPENSATION PLAN

     Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 123,502 shares of Common Stock has been reserved for issuance under the Deferred Compensation Plan. As of March 1, 1998, deferred units equal to 16,961.26 shares of Common Stock were accumulated under the Deferred Compensation Plan.


     DIRECTORS STOCK OPTION PLAN

     The Corporation's directors stock option plan (the "Directors Plan"), provides for the grant of stock options to purchase shares of common stock of the Corporation and its majority-owned subsidiaries to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of the Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

     Pursuant to the Directors Plan, outside directors receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

     In addition, under the Directors Plan, outside directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting of the Stockholders of the Corporation that occurs thereafter during the duration of the Plan. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the options will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years. Under this provision of the Directors Plan, each outside director was granted options to purchase 1,500 shares of common stock of each of Metrika Systems Corporation and Thermo Optek Corporation on June 2, 1997, the date of last year's Annual Meeting of the Stockholders.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of March 31, 1998, options to purchase 82,019 shares of Common Stock were outstanding under the Directors Plan, options to purchase 3,512 shares had been exercised, options to purchase 3,512 shares had lapsed, and options to purchase 90,250 shares of Common Stock were reserved for future grant.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

     During 1996, the human resources committee of the board of directors (the
"Committee") established a stock holding policy for directors.   The stock
holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee in 1996, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

     In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."


                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and each majority-owned subsidiary of the Corporation, as of March 1, 1998, with respect to (i) each director, (ii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock as of March 1, 1998, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.

-------------------------------------------------------------------------------------------------------------------
                                          THERMO          THERMO         METRIKA          ONIX          THERMO
                                        INSTRUMENT       ELECTRON        SYSTEMS        SYSTEMS      BIOANALYSIS
              NAME (1)                 SYSTEMS INC.    CORPORATION     CORPORATION        INC.       CORPORATION
              --------                 ------------    -----------     -----------        ----       -----------
                                            (2)             (3)            (4)            (5)            (6)
-------------------------------------------------------------------------------------------------------------------
Thermo Electron Corporation (11)        110,742,312            --             --             --             --
Frank Borman                                 31,699             0          1,500              0          1,500
Richard W. K. Chapman                       174,080        82,775              0              0         40,500
George N. Hatsopoulos                       179,141     3,423,423         30,000              0         27,300
John N. Hatsopoulos                          84,226       681,072         25,000              0         37,200
Denis A. Helm                               197,644       163,353         26,000              0         15,000
Barry S. Howe                               124,940        77,670              0              0         64,900
Earl R. Lewis                               203,726        84,037         20,000            333         72,500
Arvin H. Smith                              539,583       519,038         10,000          4,000         39,000
Polyvios C. Vintiadis                        12,940         2,500          1,500              0          1,500
All directors and current executive
     officers as a group (10 persons)     1,571,343     5,165,623        116,500          4,333        305,400
-------------------------------------------------------------------------------------------------------------------
                                          THERMO          THERMO          THERMO         THERMO
                                           OPTEK           QUEST         SPECTRA         VISION
              NAME (1)                 CORPORATION     CORPORATION     CORPORATION    CORPORATION
              --------                 -----------     -----------     -----------    -----------
                                            (7)             (8)            (9)            (10)
-------------------------------------------------------------------------------------------------------------------
Thermo Electron Corporation (11)              --              --              --              --
Frank Borman                               1,500           1,500           1,500               0
Richard W. K. Chapman                     15,500         240,650           4,000              70
George N. Hatsopoulos                    113,100          92,600          24,750          23,800
John N. Hatsopoulos                      132,800          99,500          24,400          28,600
Denis A. Helm                             15,200          10,000           4,000               0
Barry S. Howe                             16,000          90,000           4,010               0
Earl R. Lewis                            253,000         125,000          55,000          31,420
Arvin H. Smith                            98,000          90,000          20,000          16,120
Polyvios C. Vintiadis                      1,500           1,500           1,500               0
All directors and current executive
     officers as a group (10 persons)    652,600         756,750         144,160         106,610
-------------------------------------------------------------------------------------------------------------------



(1) Except as reflected in the footnotes to this table, shares of the common stock beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) The number of shares of the Common Stock shown in the table reflect a five-for-four split of such stock distributed in October 1997 in the form of a 25% stock dividend. Shares of the Common Stock beneficially owned by Col. Borman, Dr. Chapman, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Smith, Mr. Vintiadis and all directors and current executive officers as a group include 18,231, 140,624, 117,187, 70,312, 140,625, 111,327, 172,085, 292,968, 9,448 and 1,091,557 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Smith and all directors and current executive officers as a group include 598, 661, 663 and 2,417 full shares, respectively, allocated through March 1, 1998, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron (the "ESOP"). Shares beneficially owned by Col. Borman, Mr. Vintiadis and all directors and current executive officers as a group include 13,468, 3,492 and 16,960 full shares, respectively, allocated through March 1, 1998, to their respective accounts maintained under the Corporation's Deferred Compensation Plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 26,710 shares held by his spouse and 63 shares allocated through March 1, 1998, to his spouse's account maintained pursuant to the ESOP. Shares beneficially owned by Mr. Helm include a total of 5,264 shares held in custodial accounts for the benefit of his minor children. Shares beneficially owned by Mr. Howe include 2,460 shares
     held in custodial accounts for the benefit of four minor children.   Shares
     beneficially owned by Mr. Lewis include 2,987 shares held by his spouse.
     No director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned 1.3% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Electron beneficially owned by Dr. Chapman, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Smith and all directors and current executive officers as a group include 80,584, 1,649,500, 615,435, 105,322, 68,687, 84,037, 228,411
     and 2,972,013 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Smith and all directors and executive officers as a group include 2,266, 2,036, 1,717 and 7,445 full shares, respectively, allocated through March 1, 1998, to their respective accounts maintained pursuant to the ESOP. Shares beneficially owned by Dr. G. Hatsopoulos include 89,601 shares held by his spouse, 168,750 shares held by a QTIP trust of which his spouse is a trustee, 39,937 shares held by a family trust of which his spouse is a trustee, 4,000 shares held by an additional family trust of which Dr. Elias P. Gyftopoulos is a trustee and 153 full shares allocated through March 1, 1998, to his spouse's account maintained pursuant to the ESOP. Shares beneficially owned by Dr. G. Hatsopoulos also include 50,000 shares that a family trust, of which Dr. G. Hatsopoulos' spouse is the trustee, has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by Mr. Howe include 200 shares held in custodial accounts for the benefit of his minor children. Except for Dr. G. Hatsopoulos, who beneficially owned 2.1% of the Thermo Electron common stock outstanding as of March 1, 1998, no director or executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all directors and current executive officers as a group beneficially owned 3.2% of the Thermo Electron common stock outstanding as of March 1, 1998.

(4) Shares of the common stock of Metrika Systems Corporation a majority-owned subsidiary of the Corporation ("Metrika Systems"), have been adjusted to reflect a one-for-two reverse stock split effected in May 1997. Shares of the common stock of Metrika Systems beneficially owned by Col. Borman, Dr.
     G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Lewis, Mr. Smith, Mr. Vintiadis and all directors and executive officers as a group include 1,500, 30,000, 10,000, 25,000, 20,000, 10,000, 1,500 and 100,500 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. No director or executive officer beneficially owned more than 1% of the common stock of Metrika Systems outstanding as of March 1, 1998; all directors and executive officers as a group beneficially owned 1.4% of such common stock outstanding as of such date.

(5) Shares of the common stock of ONIX Systems Inc., a majority-owned subsidiary of the Corporation ("ONIX Systems"), beneficially owned by Mr. Lewis include 333 shares held by his son. Shares beneficially owned by Mr. Smith include 4,000 shares held by his spouse. The directors and executive officers of the Corporation did not individually or as a group beneficially own more than 1% of the common stock of ONIX Systems as of March 1, 1998.

(6) Shares of the common stock of Thermo BioAnalysis Corporation, a majority-owned subsidiary of the Corporation ("Thermo BioAnalysis"), beneficially owned by Col. Borman, Dr. Chapman, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Smith, Mr. Vintiadis and all directors and current executive officers as a group include 1,500, 30,000, 17,300, 17,200, 15,000, 50,000, 50,000, 20,000, 1,500 and 205,500 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by Mr.

     Howe include 600 shares held by Mr. Howe in custodial accounts for the benefit of his minor children. Shares beneficially owned by Mr. Lewis include 1,000 shares held by his spouse. No director or executive officer beneficially owned more than 1% of the common stock of Thermo BioAnalysis outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned 2.8% of such common stock outstanding as of such date.

(7) Shares of the common stock of Thermo Optek Corporation, a majority-owned subsidiary of the Corporation ("Thermo Optek"), beneficially owned by Col. Borman, Dr. Chapman, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Smith, Mr. Vintiadis and all directors and current executive officers as a group include 1,500, 15,000, 93,100, 92,800, 15,000, 15,000, 225,000, 90,000, 1,500 and 554,900 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by Mr. Howe include 1,000 shares held by Mr. Howe in custodial accounts for the benefit of his minor children. Shares beneficially owned by Mr. Lewis include 2,500 shares held by his spouse and 1,000 shares held by his son. No director or executive officer beneficially owned more than 1% of the common stock of Thermo Optek outstanding as of March 1, 1998; and directors and current executive officers as a group beneficially owned 1.3% of such common stock outstanding as of such date.

(8) Shares of the common stock of ThermoQuest Corporation, a majority-owned subsidiary of the Corporation ("ThermoQuest"), beneficially owned by Col. Borman, Dr. Chapman, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Smith, Mr. Vintiadis and all directors and current executive officers as a group include 1,500, 225,000, 92,600, 92,400, 10,000, 90,000, 125,000, 90,000, 1,500 and 734,000 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. No director or executive officer beneficially owned more than 1% of the common stock of ThermoQuest outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned 1.5% of such common stock outstanding as of such date.

(9) Shares of the common stock of ThermoSpectra Corporation, a majority-owned subsidiary of the Corporation ("ThermoSpectra"), beneficially owned by Col. Borman, Dr. Chapman, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howe, Mr. Lewis, Mr. Smith, Mr. Vintiadis and all directors and current executive officers as a group include 1,500, 4,000, 24,750, 24,400, 4,000, 4,000, 50,000, 20,000, 1,500 and 139,150 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. No director or executive officer beneficially owned more than 1% of the common stock of ThermoSpectra outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned less than 1% of such common stock outstanding as of such date.

(10) Shares of the common stock of Thermo Vision Corporation, a majority-owned subsidiary of the Corporation ("Thermo Vision"), beneficially owned by Dr.
     G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Lewis, Mr. Smith and all directors and current executive officers as a group include 15,000, 15,000, 25,000, 15,000 and 72,000 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by Mr. J. Hatsopoulos include 3,000 shares held by his spouse. Shares beneficially owned by Mr. Lewis include 450 shares held by his spouse and 490 shares held by his son. No director or executive officer beneficially owned more than 1% of the common stock of Thermo Vision outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned 1.3% of such common stock outstanding as of such date.

(11) Includes 10,334,620 shares of Common Stock that Thermo Electron has the right to acquire within 60 days of March 1, 1998, through the conversion of certain convertible notes of the Corporation held by Thermo Electron. Thermo Electron beneficially owned approximately 83.6% of the Common Stock outstanding as of March 1, 1998. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1997, except in the following instance.
Thermo Electron filed six Forms 4 late, reporting a total of 21 transactions, including 11 open market purchases of shares of Common Stock and 10 transactions associated with the grant and exercise of options to purchase Common Stock granted to employees under its stock option program.


                             EXECUTIVE COMPENSATION

NOTE: The shares reported below, in all cases, have been adjusted as applicable to reflect a (i) five-for-four stock split of the Common Stock distributed in October 1997 in the form of a 25% stock dividend and (ii) a one-for-two reverse stock split of the common stock of Metrika Systems Corporation effected in May 1997.


SUMMARY COMPENSATION TABLE

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its four other most highly compensated executive officers for the last three fiscal years.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                                                    SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                                               LONG TERM
                                                                              COMPENSATION
                                                                              ------------
                                            ANNUAL COMPENSATION           SECURITIES UNDERLYING
           NAME AND            FISCAL       -------------------          OPTIONS (NO. OF SHARES      ALL OTHER
      PRINCIPAL POSITION        YEAR       SALARY          BONUS             AND COMPANY)(1)       COMPENSATION(2)
      ------------------        ----       ------          -----             ---------------       ---------------
Arvin H. Smith (3)              1997       $142,500        $150,000              10,000 (MKA)          $7,125
  Chairman and                                                                   15,000 (VIZ)
  Chief Executive Officer       1996       $135,000        $130,000              20,000 (TBA)          $6,750
                                                                                 90,000 (TOC)
                                                                                 90,000 (TMQ)
                                1995       $131,000        $128,100                  --                $6,750
------------------------------------------------------------------------------------------------------------------------------------
Earl R. Lewis (4)               1997       $198,000        $225,000              62,500 (THI)         $16,710 (5)
  President and                                                                  20,000 (MKA)
  Chief Operating Officer                                                        75,000 (TMQ)
                                                                                 25,000 (VIZ)
                                1996       $180,000        $160,000              42,500 (TBA)         $11,550 (5)
                                                                                  2,000 (TFG)
                                                                                  2,000 (TLT)
                                                                                225,000 (TOC)
                                                                                  2,000 (TSR)
                                                                                 50,000 (TMQ)
                                                                                 40,000 (TXM)
                                  1995       $145,000         $90,000               150 (TMO)          $6,750
                                                                                  7,500 (TBA)
                                                                                  5,000 (TLZ)
------------------------------------------------------------------------------------------------------------------------------------
Denis A. Helm (6)                 1997      $155,000         $92,000              3,700 (TMO)          $7,125
   Senior Vice President                                                         25,000 (MKA)
                                  1996       $150,000         $86,400             3,900 (TMO)          $6,681
                                                                                 15,000 (TBA)
                                                                                 15,000 (TOC)
                                                                                 10,000 (TMQ)
                                  1995       $142,000         $81,000             4,350 (TMO)          $6,750
------------------------------------------------------------------------------------------------------------------------------------




                                                    SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                              ------------
                                            ANNUAL COMPENSATION           SECURITIES UNDERLYING
           NAME AND            FISCAL       -------------------          OPTIONS (NO. OF SHARES      ALL OTHER
      PRINCIPAL POSITION        YEAR       SALARY          BONUS             AND COMPANY)(1)       COMPENSATION(2)
      ------------------        ----       ------          -----             ---------------       ---------------
Richard W. K. Chapman (6)       1997       $180,000        $153,000                 300 (TMO)         $22,309 (7)
  Vice President                1996       $170,000        $125,000                 150 (TMO)          $7,021 (7)
                                                                                 30,000 (TBA)
                                                                                  2,000 (TFG)
                                                                                  2,000 (TLT)
                                                                                 15,000 (TOC)
                                                                                225,000 (TMQ)
                                                                                  2,000 (TSR)
                                                                                  4,000 (TXM)
                                1995       $159,500         $95,000                 150 (TMO)          $6,749
                                                                                  5,000 (TLZ)
------------------------------------------------------------------------------------------------------------------------------------
Barry S. Howe (6)               1997       $150,000        $110,000               1,100 (TMO)         $14,923 (8)
  Vice President                1996       $145,000         $70,000               1,500 (TMO)          $8,076 (7)
                                                                                 50,000 (TBA)
                                                                                  2,000 (TFG)
                                                                                  2,000 (TLT)
                                                                                 15,000 (TOC)
                                                                                 90,000 (TMQ)
                                                                                  2,000 (TSR)
                                                                                  4,000 (TXM)
                                1995       $134,000         $65,000               1,650 (TMO)          $7,517
                                                                                  5,000 (TLZ)
------------------------------------------------------------------------------------------------------------------------------------

(1) In addition to grants of options to purchase Common Stock of the Corporation (designated in the table as THI), executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the chief executive officer and the other named executive officers in the following Thermo Electron companies: Thermo Electron Corporation (designated in the table as TMO), Metrika Systems Corporation (designated in the table as MKA), Thermo BioAnalysis (designated in the table as TBA) Thermo Fibergen Inc. (designated in the table as TFG), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), Thermo Vision Corporation (designated in the table as VIZ) and Trex Medical Corporation (designated in the table as TXM).

(2) Represents the amount of matching contributions made on behalf of the executive officers participating in the Thermo Electron 401(k) plan or, in the case of Dr. Chapman, the 401(k) plan maintained by Finnigan Corporation, a subsidiary of the Corporation.

(3) Mr. Smith served as chief executive officer of the Corporation for the three years reported in the table until January 4, 1998, when he was named chairman of the board. He served as president until March 4, 1997. Mr. Smith has been both executive vice president of Thermo Electron, and president and/or chief executive officer of the Corporation, for the last three fiscal years. A portion of Mr. Smith's annual cash compensation (salary and bonus) has been paid by Thermo Electron in each of the last three fiscal years as compensation for the services provided to Thermo Electron based on the time he devoted to his responsibilities as an executive vice president of Thermo Electron. The annual cash compensation (salary and bonus) reported in the table for Mr. Smith represents the amount paid by the Corporation and its subsidiaries solely for Mr. Smith's services as chief executive officer of the Corporation. For each of 1997, 1996 and 1995, 50% of Mr. Smith's annual compensation (salary and bonus) was allocated to the Corporation for his service as the Corporation's chief executive officer. In addition, Mr. Smith has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and its majority -owned subsidiaries, from time to time by Thermo Electron or such other subsidiaries. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

(4) Mr. Lewis became president of the Corporation on March 4, 1997, and chief executive officer of the Corporation on January 4, 1998. From January 1996 to March 1997 and January 1998, respectively, he was executive vice president and chief operating officer of the Corporation. Prior to January 1996, he served as a senior vice president of the Corporation. In September 1996, Mr. Lewis became a vice president of Thermo Electron. A portion of Mr. Lewis's annual cash compensation (salary and bonus) has been paid by Thermo Electron in fiscal 1997 as compensation for the services provided to Thermo Electron based on the time he devoted to his responsibilities as a vice president of Thermo Electron. The annual cash compensation (salary and bonus) reported in the table for Mr. Lewis represents the amount paid by the Corporation and its subsidiaries for Mr. Lewis's services as president and chief executive officer of the Corporation and as president (until April 4, 1997) and chief executive officer (throughout 1997) of Thermo Optek. For 1997, 80% of Mr. Lewis's annual cash compensation (salary and bonus) was paid by the Corporation for his service as the Corporation's president and chief executive officer, and an additional 10% of Mr. Lewis's annual cash compensation was paid by Thermo Optek for his services as its president and chief executive officer. In addition, Mr. Lewis has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and its majority-owned subsidiaries, from time to time by Thermo Electron or such other subsidiaries. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the president and chief executive officer of the Corporation.

(5) In addition to the matching contribution referred to in footnote (2), such amount includes $9,585 and $4,800, respectively, which represents the amount of compensation in fiscal 1997 and 1996, respectively, attributable to an interest-free loan provided to Mr. Lewis pursuant to the stock holding assistance plan of Thermo Optek. See "Relationship with Affiliates
     - Stock Holding Assistance Plans."

(6) Ninety percent of Mr. Helm's cash compensation (salary and bonus) was paid by the Corporation and 10% of his cash compensation was paid by Metrika Systems Corporation, a majority-owned subsidiary of the Corporation. One hundred percent of Mr. Chapman's cash compensation was paid by ThermoQuest Corporation, the Corporation's majority-owned subsidiary that he serves as president and chief executive officer. One hundred percent of Mr. Howe's compensation was paid by Thermo BioAnalysis Corporation, the Corporation's majority-owned subsidiary that he served as president and chief executive officer during 1997.

(7) In addition to the matching contribution referred to in footnote (2), such amount includes $18,154 and $4,334, respectively, which represents the amount of compensation in fiscal 1997 and 1996, respectively, attributable to interest-free loans provided to Dr. Chapman pursuant to the stock holding assistance plans of Thermo BioAnalysis and ThermoQuest. See "Relationship with Affiliates - Stock Holding Assistance Plans."

(8) In addition to the matching contribution referred to in footnote (2), such amount includes $8,173 and $1,444, respectively, which represents the amount of compensation in fiscal 1997 and 1996, respectively, attributable to an interest-free loan provided to Mr. Howe pursuant to the stock holding assistance plan of Thermo BioAnalysis. See "Relationship with Affiliates - Stock Holding Assistance Plans."

STOCK OPTIONS GRANTED DURING FISCAL 1997

     The following table sets forth information concerning individual grants of stock options made during fiscal 1997 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1997.

                                                   OPTION GRANTS IN FISCAL 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           POTENTIAL REALIZABLE
                                                PERCENT OF                                  VALUE AT ASSUMED
                                               TOTAL OPTIONS                              ANNUAL RATES OF STOCK
                       NUMBER OF SECURITIES      GRANTED TO      EXERCISE                 PRICE APPRECIATION FOR
                        UNDERLYING OPTIONS      EMPLOYEES IN     PRICE PER   EXPIRATION       OPTION TERM(2)
          NAME              GRANTED (1)         FISCAL YEAR       SHARE         DATE          5%            10%
          ----              ----------         ------------       -----         ----       ------------   ----------
Arvin H. Smith (3)        10,000 (MKA)             3.5(5)         $15.00        5/23/09        $119,400     $320,800
                          15,000 (VIZ)             5.2(5)          $7.50        12/5/04         $45,750     $106,800
------------------------------------------------------------------------------------------------------------------------
Earl R. Lewis (4)         62,500 (THI)            10.20%          $26.29        7/11/09      $1,307,500   $3,513,750
                          20,000 (MKA)             7.0(5)         $15.00        5/23/09        $238,800     $641,600
                          75,000 (TMQ)             8.4(5)         $15.74        7/14/09        $939,750   $2,524,500
                          25,000 (VIZ)             8.7(5)          $7.50        12/5/04         $76,250     $178,000
------------------------------------------------------------------------------------------------------------------------
Denis A. Helm              3,700 (TMO)             0.3(5)         $34.20         6/3/00         $19,943      $41,884
                          25,000 (MKA)             8.8(5)         $15.00        5/23/09        $298,500     $802,000
------------------------------------------------------------------------------------------------------------------------
Richard W. K. Chapman        300 (TMO)             0.0(5)         $34.20         6/3/00          $1,617       $3,396
----------------------------------------------------------------------------------------------------------------------------------
Barry S. Howe              1,100 (TMO)             0.0(5)         $34.20         6/3/00          $5,929      $12,452
------------------------------------------------------------------------------------------------------------------------


(1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) Mr. Smith has served as an executive officer of Thermo Electron since 1986 and has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and its majority-owned subsidiaries. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

(4) Mr. Lewis has served as a vice president of Thermo Electron since September 1996 and from time to time thereafter has been granted options to purchase common stock of Thermo Electron. These options are not reported in the table as they were granted as compensation for service to Thermo Electron in a capacity other than in his capacity as an executive officer of the Corporation.

(5) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

     STOCK OPTIONS EXERCISED DURING FISCAL 1997 AND FISCAL YEAR-END OPTION
VALUES

     The following table reports certain information regarding stock option exercises during fiscal 1997 and outstanding stock options held at the end of fiscal 1997 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1997.


                         AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL 1997 YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     NUMBER OF
                                                                                    UNEXERCISED
                                                          SHARES                 OPTIONS AT FISCAL      VALUE OF
                                                         ACQUIRED     VALUE           YEAR-END         UNEXERCISED
                                                            ON       REALIZED       (EXERCISABLE/     IN-THE-MONEY
        NAME                     COMPANY                 EXERCISE      (1)        UNEXERCISABLE)(2)     OPTIONS
        ----                     -------                ---------      ---        -----------------     --------
Arvin H. Smith (3)        Thermo Instrument Systems           --           --      292,968  /0         $6,052,719  /--
                          Metrika Systems                     --           --       10,000  /0             $3,750  /--
                          Thermo BioAnalysis                  --           --       20,000  /0           $190,000  /--
                          Thermo Optek                        --           --       90,000  /0           $430,200  /--
                          ThermoQuest                         --           --       90,000  /0           $450,000  /--
                          ThermoSpectra                       --           --       20,000  /0             $1,260  /--
                          Thermo Vision                       --           --       15,000  /0             $8,445  /--
------------------------------------------------------------------------------------------------------------------------------------
Earl R. Lewis (4)         Thermo Instrument Systems           --           --      203,125  /0 (5)     $3,387,188  /--
                          Thermo Electron                 27,563     $612,254       99,374  /0         $2,471,582  /--
                          Metrika Systems                     --           --       20,000  /0             $7,500  /--
                          Thermo BioAnalysis                  --           --       50,000  /0           $390,000  /--
                          Thermo Fibergen                     --           --        2,000  /0                 $0  /--
                          Thermo Fibertek                  1,350       $9,956            0  /0                 --  /--
                          ThermoLase                          --           --        5,000  /0                 $0  /--
                          ThermoLyte                          --           --            0  /2,000             --  /$0(6)
                          Thermo Optek                        --           --      225,000  /0         $1,075,500  /--
                          ThermoQuest                         --           --      125,000  /0           $419,500  /--
                          Thermo Sentron                      --           --        2,000  /0                 $0  /--
                          ThermoSpectra                       --           --       50,000  /0             $3,150  /--
                          Thermo Vision                       --           --       25,000  /0            $14,075  /--
                          Trex Medical                        --           --       40,000  /0           $125,000  /--
------------------------------------------------------------------------------------------------------------------------------------
Denis A. Helm             Thermo Instrument Systems           --           --      140,625  /0         $2,905,313  /--
                          Thermo Electron                     --           --      110,047  /0(7)      $2,592,809  /--
                          Metrika Systems                     --           --       25,000  /0             $9,375  /--
                          Thermo BioAnalysis                  --           --       15,000  /0           $142,500  /--
                          Thermo Ecotek                    6,000      $65,250            0  /0                 --  /--
                          Thermo Fibertek                     --           --        6,750  /0            $62,019  /--
                          Thermo Optek                        --           --       15,000  /0            $71,700  /--
                          ThermoQuest                         --           --       10,000  /0            $50,000  /--
                          ThermoSpectra                       --           --        4,000  /0               $252  /--
                          ThermoTrex                          --           --        2,100  /0            $38,955  /--
------------------------------------------------------------------------------------------------------------------------------------




                         AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL 1997 YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     NUMBER OF
                                                                                    UNEXERCISED
                                                          SHARES                 OPTIONS AT FISCAL          VALUE OF
                                                         ACQUIRED     VALUE           YEAR-END             UNEXERCISED
                                                            ON       REALIZED       (EXERCISABLE/         IN-THE-MONEY
        NAME                     COMPANY                 EXERCISE      (1)        UNEXERCISABLE)(2)         OPTIONS
        ----                     -------                ---------      ---        -----------------     ---------------
Richard W. K. Chapman     Thermo Instrument Systems           --           --      151,607  /0         $3,264,160  /--
                          Thermo Electron                     --           --       80,584  /0(7)      $1,995,039  /--
                          Thermo BioAnalysis                  --           --       30,000  /0           $285,000  /--
                          Thermo Fibergen                     --           --        2,000  /0                 $0  /--
                          Thermo Fibertek                     --           --        6,750  /0            $62,019  /--
                          ThermoLase                          --           --        5,000  /0                 $0  /--
                          ThermoLyte                          --           --            0  /2,000             --  /$0 (6)
                          Thermo Optek                        --           --       15,000  /0            $71,700  /--
                          ThermoQuest                         --           --      225,000  /0         $1,125,000  /--
                          Thermo Sentron                      --           --        2,000  /0                 $0  /--
                          ThermoSpectra                       --           --        4,000  /0               $252  /--
                          ThermoTrex                          --           --          270  /0              5,009  /--
                          Trex Medical                        --           --        4,000  /0            $12,500  /--
------------------------------------------------------------------------------------------------------------------------------------
Barry S. Howe             Thermo Instrument Systems           --           --      111,327  /0         $2,418,661  /--
                          Thermo Electron                    5,700    $154,655       68,687  /0(7)     $1,667,339  /--
                          Thermedics                            --          --        4,000  /0            $1,852  /--
                          Thermo BioAnalysis                    --          --       50,000  /0          $475,000  /--
                          Thermo Ecotek                         --          --        6,000  /0           $75,750  /--
                          Thermo Fibergen                       --          --        2,000  /0                $0  /--
                          Thermo Fibertek                       --          --       15,750  /0          $115,101  /--
                          ThermoLase                            --          --        5,000  /0                $0  /--
                          ThermoLyte                            --          --            0  /2,000            --  /$0 (6)
                          Thermo Optek                          --          --       15,000  /0           $71,700  /--
                          Thermo Power                          --          --        4,000  /0                $0  /--
                          ThermoQuest                           --          --       90,000  /0          $450,000  /--
                          Thermo Sentron                        --          --        2,000  /0                $0  /--
                          ThermoSpectra                         --          --        4,000  /0              $252  /--
                          Thermo TerraTech                      --          --        4,000  /0                $0  /--
                          ThermoTrex                            --          --        4,000  /0           $29,200  /--
                          Trex Medical                          --          --        4,000  /0           $12,500  /--
--------------------------------------------------------------------------------------------------------------------------



(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end, except options to purchase the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(3) As an executive officer of Thermo Electron, Mr. Smith also holds other unexercised options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and its majority-owned subsidiaries. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation.

(4) Mr. Lewis has served as a vice president of Thermo Electron since September 1996 and from time to time thereafter has been granted options to purchase common stock of Thermo Electron. These options are not reported in the table as they were granted as compensation for service to Thermo Electron in a capacity other than his capacity as an executive officer of the Corporation.

(5) Options to purchase 62,500 shares of the Common Stock of the Corporation granted to Mr. Lewis are subject to the same terms as described in footnote
     (2), except that the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date.

(6) No public market existed for the shares underlying these options as of January 3, 1998. Accordingly, no value in excess of exercise price has been attributed to these options.

(7) Options to purchase 45,000, 45,000 and 22,500 shares of the common stock of Thermo Electron granted to Mr. Helm, Dr. Chapman and Mr. Howe, respectively, are subject to the same terms as described in footnote (2), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

SEVERANCE AGREEMENTS

     Thermo Electron has entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the board of directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreements, a change of control exists upon
(i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron.

     In 1983, Thermo Electron entered into a severance agreement with Mr. Smith which states the benefits to be received as an initial percentage. The initial percentage was established by the board of directors of Thermo Electron and was generally based upon Mr. Smith's age and length of service with Thermo Electron at the time of severance. Benefits under this agreement are to be paid over a five-year period. The benefit to be paid in the first year is determined by applying this percentage to Mr. Smith's highest annual total remuneration in any twelve-month period during the preceding three years. The benefit is reduced 10% in each of the succeeding four years in which benefits are paid. The initial percentage to be applied to Mr. Smith is 59.1%.

     In 1988, Thermo Electron entered into severance agreements with several other key employees, including Mr. Helm. Each of the recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the severance event. A qualifying severance exists if
(i) the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or (ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determine that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986.

     Assuming that severance benefits would have been payable under these agreements as of January 3, 1998, Mr. Smith and Mr. Helm would have received approximately $345,735 (with respect to the first year in which benefits would be paid) and $250,500, respectively.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION


EXECUTIVE COMPENSATION

     All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent company, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options (collectively referred to as "total compensation").

     The Committee believes that the total compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.


     ESTABLISHING COMPETITIVENESS

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by compensation consultants and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group.

     Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to total compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The process for determining each of these elements for the Corporation's executive officers is outlined below. For its review of the compensation of other officers of the Corporation, the Committee follows a substantially similar process.

     BASE SALARY

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approximate the mid-point of competitive data. The salary increases in calendar 1997 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.


     CASH BONUS

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent company, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and earnings growth, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1997 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and the subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

     The bonuses for named executive officers approved by the Committee with respect to fiscal 1997 performance in each instance exceeded the median potential bonus.


     STOCK OPTION PROGRAM

     The primary goal of the Corporation and its parent company is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in the parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each officer the annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an option award. In addition, the Committee considers the aggregate amount of net awards to purchase shares of Common Stock granted to all employees over the last five years to monitor the number of aggregate awards to all employees. In reviewing the aggregate number of awards, the Committee considers such factors as the size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and option practices of comparably situated companies.

     The Committee periodically awards stock options based on its assessment of the total compensation of each executive, the actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made to the named executive officers in 1997 with respect to the common stock of certain majority-owned subsidiaries of the Corporation were determined by the human resources committee of the board of directors of the granting company using a similar analysis. In addition, the options awarded in 1997 to the named executive officers with respect to the common stock of Thermo Electron were made by the Thermo Electron human resources committee under a program that awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron shares.


STOCK OWNERSHIP AND RETENTION POLICIES

     The Committee established a stock holding policy for executive officers of the Corporation in 1996 that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple was one times his base salary and reference bonus for the calendar year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy was amended in 1998 to apply only to the chief executive officer.

     In order to assist officers in complying with the policy, the Committee also adopted in 1996 a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. No loans were outstanding under this plan in 1997. This plan was also amended in 1998 to apply only to the chief executive officer.

     The Committee also has adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.

     Similar stock holding policies and stock holding assistance plans have been adopted by each of the Corporation's publicly traded, majority-owned subsidiaries. Certain executive officers of the Corporation who are chief executive officers of these subsidiaries are required to comply with these stock holding policies in lieu of the Corporation's stock holding policy. See "Relationship with Affiliates Stock Holding Assistance Plans."


POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based" or is otherwise exempt under
Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

     1997 CEO COMPENSATION

     Cash compensation for Mr. Arvin H. Smith, who was the Corporation's chief executive officer during fiscal 1997, was reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as an executive vice president of Thermo Electron, the Corporation's parent company. Each committee evaluates Mr. Smith's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Smith was evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron for which he was responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviewed the analysis and determinations of the Thermo Electron committee, made an independent assessment of Mr. Smith's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agreed to an appropriate allocation of Mr. Smith's compensation to be paid by the Corporation.

     In December 1997, the Committee conducted its review of Mr. Smith's proposed salary for 1998 and bonus for 1997 performance. The Committee concurred in the bonus recommendation made by the Thermo Electron committee and agreed to an allocation of 50% of Mr. Smith's total cash compensation for 1997 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron.

     Awards to Mr. Smith of options to purchase shares of the Corporation's Common Stock are reviewed and determined periodically by the Committee using criteria similar to those used for the other executive officers of the Corporation. No awards to purchase shares of the Corporation's Common Stock were made to Mr. Smith in fiscal 1997. In 1997, Mr. Smith was awarded options to purchase shares of the common stock of the following majority-owned subsidiaries of the Corporation: Metrika Systems Corporation and Thermo Vision Corporation. These option awards were granted in connection with Mr. Smith's position as a director of these companies by the human resources committee of the applicable majority-owned subsidiary and were determined in a manner consistent with awards to other officers, as described above under the caption "Stock Option Program."



                          Col. Frank Borman (Chairman)
                           Mr. Polyvios C. Vintiadis

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of instrument companies comprised of Beckman Instruments Inc., Dionex Inc., Emerson Electric Corp., Perkin-Elmer Corp. and Varian Associates Inc. (the "Peer Group") as of the last trading day of the Corporation's fiscal year.

        COMPARISON OF TOTAL RETURN AMONG THERMO INSTRUMENT SYSTEMS INC.,
            THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX, AND THE
                         CORPORATION'S PEER GROUP FROM
                      DECEMBER 31, 1992 TO JANUARY 2, 1998



                             [GRAPH APPEARS HERE]

---------------------------------------------------------------------------------------
                 12/31/92    12/31/93    12/30/94    12/29/95    12/27/96     1/2/98
---------------------------------------------------------------------------------------
THI                100         151         138         219         267         345
---------------------------------------------------------------------------------------
AMEX               100         120         109         137         146         177
---------------------------------------------------------------------------------------
PEER GROUP         100         113         117         159         197         229
---------------------------------------------------------------------------------------


     The total return for the Corporation's Common Stock (THI), the American Stock Exchange Market Value Index (AMEX), and the Peer Group assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "THI."


                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. The Corporation has created Metrika Systems Corporation, ONIX Systems Inc., Thermo BioAnalysis Corporation, Thermo Optek Corporation,

ThermoQuest Corporation, ThermoSpectra Corporation and Thermo Vision Corporation. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have, including the Corporation, adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services in fiscal 1996 and 1997. The annual fee has been reduced to 0.8% of the Corporation's total revenues for fiscal 1998. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1997, Thermo Electron assessed the Corporation $15.9 million in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     The Corporation has entered into a Tax Allocation Agreement with Thermo Electron which outlines the terms under which the Corporation will be included in Thermo Electron's consolidated Federal and state income tax returns. Under current law, the Corporation will be included in such tax returns so long as Thermo Electron owns at least 80% of the outstanding common stock of the Corporation. In years in which the Corporation has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Corporation would have paid if it had filed its own separate company tax returns. If Thermo Electron's equity ownership of the Corporation were to drop below 80%, the Company would file its own tax returns. In 1997, the Corporation paid Thermo Electron $29,100,000 under the Tax Allocation Agreement.

     From time to time the Corporation may transact business with other companies in the Thermo Group.

     The Corporation purchases and sells products and/or services in the ordinary course of business to Thermo Electron and Thermo Electron's other subsidiaries. In 1997, the Corporation sold a total of $1,720,000 of products to Thermo Electron and its other subsidiaries and purchased a total of $1,665,000 of products and/or services from such companies.

     In 1997, the Corporation's majority-owned subsidiary Metrika Systems Corporation ("Metrika") paid a 10% commission totaling $83,000 to Thermo Sentron Inc., ("Thermo Sentron"), a majority-owned subsidiary of Thermedics Inc., which is in turn a majority-owned subsidiary of Thermo Electron, for assisting in the sale by Metrika of its products in Australia.

     A majority-owned subsidiary of the Corporation, Thermo Optek Corporation ("Thermo Optek"), leases office and manufacturing space to Nicolet Biomedical Inc. ("Nicolet Biomedical"), a wholly owned subsidiary of Thermo Electron, pursuant to an arrangement whereby Thermo Optek charges Nicolet Biomedical its allocated share of the occupancy expenses of Thermo Optek's principal Wisconsin facility, based on the space Nicolet Biomedical utilizes. Thermo Optek recorded operating lease income of $698,000 in 1997 from Nicolet Biomedical. This lease is effective until December 31, 1998, but may be terminated by Nicolet Biomedical upon 30 days' prior notice to Thermo Optek.

     A majority-owned subsidiary of the Corporation, ThermoSpectra Corporation ("ThermoSpectra") has an arrangement with ThermoTrex Corporation ("ThermoTrex"), a publicly traded, majority-owned subsidiary of Thermo Electron, whereby ThermoTrex provides certain research and development services to ThermoSpectra, and ThermoSpectra purchases flat screen x-ray sensitive detectors pursuant to purchase orders. In 1997, ThermoSpectra paid ThermoTrex $136,000 for such products and services.

     As of January 3, 1998, the Corporation had outstanding $140,000,000 of indebtedness to Thermo Electron, represented by a 3 3/4% Senior Convertible Note due 2000. As of January 3, 1998, each of Thermo Optek and ThermoQuest Corporation ("ThermoQuest"), also a majority-owned subsidiary of the Corporation, had $10,000,000 of outstanding indebtedness to Thermo Electron pursuant to Thermo Optek's 5% Convertible Subordinated Debentures due 2000 and ThermoQuest's 5% Convertible Subordinated Debentures due 2000.

     In connection with the 1997 acquisition of Spectronic Instruments Inc. and VG Systems Limited from the Corporation, Thermo Optek borrowed $40,000,000 from Thermo Electron pursuant to a promissory note due August

1998. This note bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. The interest rate for the note outstanding at January 3, 1998 was 5.76%.

     In March 1997 the Corporation borrowed $210,000,000 from Thermo Electron to fund its acquisition of the shares of Life Sciences International plc ("Life Sciences") pursuant to the Corporation's tender offer for all of the outstanding shares of Life Sciences. This obligation is evidenced by a promissory note due March 26, 1999 and bearing interest at a rate equal to the 90-day Commercial Paper Composite Rate plus 25 basis points. In June 1997, to finance the repayment of Life Sciences' debt, the Corporation borrowed an additional $115 million from Thermo Electron, which was repaid in September 1997.

     On November 6, 1997, Thermo Power Corporation, a majority-owned subsidiary of Thermo Electron ("Thermo Power"), acquired Peek plc. The Corporation's ONIX Systems Inc. subsidiary ("ONIX") acquired the Peek Measurement Business from Thermo Power for approximately $19.1 million, effective November 1997. The purchase price represents the sum of (i) the net tangible book value of the Peek Measurement Business as of the date of the acquisition by Thermo Power, plus
(ii) the total goodwill associated with Thermo Power's acquisition of Peek plc multiplied by the ratio of the total fiscal 1997 revenues of the Peek Measurement Business to the total fiscal 1997 revenues of Peek plc, plus (iii) $1.0 million, which represents an estimate of the amount of tax that will be incurred by Thermo Power as a result of the transfer of the Peek Measurement Business to ONIX. In addition, ONIX paid $256,000 in interest, representing interest on the purchase price, from November 6, 1997 through January 28, 1998 at an interest rate equal to the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     Commencing January 1998, ONIX leases approximately 24,000 square feet of a 60,000-square-foot facility in Winchester, England on a month-to-month basis from Thermo Power. ONIX pays Thermo Power rent in an amount that is approximately equal to the pro rata share of Thermo Power's occupancy costs including utilities and taxes, which payments in 1998 are estimated to be approximately 139,000 British pounds sterling (approximately $229,000) in the aggregate.

     The Corporation, along with certain other Thermo Subsidiaries, participates in a notional pool arrangement with Barclays Bank, which includes a $150 million credit facility. Only European-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. In addition, funds on deposit under this arrangement provide credit support for overdraft obligations of other participants. As of January 3, 1998, the Corporation had a negative cash balance of approximately $1,520,000, based on an exchange rate of $1.65/(Pounds)1.00 as of January 3, 1998. For 1997, the average annual interest rate earned on GBP deposits by participants in this credit arrangement was approximately 6.5% and the average annual interest rate paid on overdrafts was approximately 7.2%.

     The Corporation, along with certain other Thermo Subsidiaries, also participates in a notional pool arrangement with ABN AMRO, which includes a $50 million credit facility. Only European-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. In addition, funds on deposit under this arrangement provide credit support for overdraft obligations of other participants. As of January 3, 1998, the Corporation had a negative cash balance of approximately $4,622,000, based on an exchange rate of $0.495/NLG1.00 as of January 3, 1998. For 1997, the average annual interest rate earned on NLG deposits by participants in this credit arrangement was approximately 4.8% and the average annual interest rate paid on NLG overdrafts was approximately 4.8%.

     In connection with the 1996 acquisition of Kevex Instruments and Kevex X-ray, ThermoSpectra borrowed $15,000,000 from Thermo Electron pursuant to a promissory note due August 1998. In connection with the acquisition of Park Scientific Instruments Corporation in March 1997, ThermoSpectra borrowed $10,000,000 from Thermo Electron pursuant to a promissory note due March 1999. In connection with the acquisition of NESLAB Instruments, Inc. and its related sales and service entity, NESLAB Instruments Europa BV in the Netherlands, from the Corporation in July 1997, ThermoSpectra borrowed $45,000,000 from Thermo Electron pursuant to a promissory note due July 1999. To partially finance the acquisition of Sierra Research and Technology Inc. in July 1997, ThermoSpectra borrowed $5,000,000 from Thermo Electron pursuant to a promissory note due July 1999. These notes bear interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. The interest rate for the notes outstanding in 1997 was 5.76%.

     At January 3, 1998, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $2,910,000 for amounts due under the Corporate Services Agreement and related administrative charges, the Tax Allocation Agreement, for other products and services, and for miscellaneous items, excluding loans described above, net of amounts owed to the Corporation by Thermo Electron and its other subsidiaries for products, services and other miscellaneous items. The largest amount of net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since December 29, 1996 was $20,550,000. These amounts do not bear interest and are expected to be paid in the normal course of business

     In October 1997, Crescent International Holdings Limited purchased from ONIX 16,666 shares of its common stock in a private placement at a price per share of $14.25, the same price per share paid by unaffiliated buyers. Crescent International Holdings Limited is indirectly controlled by Suliman S. Olayan, the father of Ms. Hutham S. Olayan, a director of ONIX and of Thermo Electron. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent International Holdings Limited.

     Thermo Electron owned approximately 83.6% of the Corporation's outstanding Common Stock on January 3, 1998. Thermo Electron intends for the foreseeable future to maintain at least 80% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These purchases may be made either in the open market or directly from the Corporation or through conversion of convertible debentures
owned by Thermo Electron.   In January 1996, the Corporation adopted a plan for
the sale of its shares to Thermo Electron at the request of Thermo Electron to
allow Thermo Electron to maintain 80% ownership of the Corporation.   The sale
of shares pursuant to such plan would be made at fair market value and would be subject to approval of a committee of the board of directors formed for that purpose.

     As of January 3, 1998, approximately $284 million of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.


STOCK HOLDING ASSISTANCE PLAN

     In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase Common Stock in the open market. This policy and plan were amended in 1998 to apply only to the chief executive officer of the Corporation in the future. No such loans are currently outstanding under the plan.

     Each of the Corporation's publicly traded, majority-owned subsidiaries have adopted similar stock holding policies and stock holding assistance plans which were applicable to their executive officers prior to their amendment in 1998 to make them applicable only to their chief executive officers. Certain executive officers of the

Corporation are also the chief executive officers of these subsidiaries and are required to comply with the subsidiary's stock holding policies. Mr. Earl R. Lewis, the Corporation's president and chief operating officer, was also the chief executive officer of Thermo Optek until January 4, 1998. Dr. Richard W.K. Chapman, a vice president of the Corporation, is also the chief executive officer of ThermoQuest and was chairman of the board of Thermo BioAnalysis until June 26, 1997. Mr. Barry S. Howe, a vice president of the Corporation, was also the chief executive officer of Thermo BioAnalysis until March 11, 1998 and is currently the chief executive officer of ThermoSpectra. In 1996, Mr. Lewis received a loan in the principal amount of $194,029.50 under the Thermo Optek stock holding assistance plan to purchase 15,000 shares of the common stock of Thermo Optek, of which amount $155,223.60 is still outstanding. Dr. Chapman received loans in 1996 in the principal amounts of $210,653.50 and $131,176.30 under the stock holding assistance plans of ThermoQuest and Thermo BioAnalysis, respectively, to purchase 15,000 shares of the common stock of ThermoQuest and 10,000 shares of the common stock of Thermo BioAnalysis, of which amounts $168,522.80 and $131,176.30, respectively, are still outstanding. In 1996, Mr. Howe received loans in the principal amount of $164,375.52 under the stock holding assistance plan of Thermo BioAnalysis to purchase 12,000 shares of Thermo BioAnalysis, of which amount $131,500.42 is still outstanding. In 1998, Mr. Howe received a loan in the principal amount of $141,991.78 to purchase 15,000 shares of Thermo BioAnalysis, of which the entire amount is still outstanding. Each of these loans is repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the board of directors of the applicable company.


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1998. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1986. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of three outside directors, the purpose of which is to review the scope and results of the audit.


                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.


                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1999 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than December 29, 1998.


                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


Hurst, Texas
April 23, 1998

                                 FORM OF PROXY

                         THERMO INSTRUMENT SYSTEMS INC.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 1, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

          The undersigned hereby appoints John N. Hatsopoulos, Melissa F. Riordan and Arvin H. Smith, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Instrument Systems Inc., a Delaware corporation (the "Company"), to be held on Monday, June 1, 1998, at 9:00 a.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, Scottsdale, Arizona, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 3, 1998, with all of the powers the undersigned would possess if personally present at such meeting:



           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

        Please mark your
[ X ]   votes as in this
        example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [    ]          WITHHELD  [    ]

FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any): ______________________________________


NOMINEES: Frank Borman, George N. Hatsopoulos, John N. Hatsopoulos, Earl R. Lewis, Arvin H. Smith and Polyvios C. Vintiadis.

2. In their discretion on such other matters as may properly come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.


SIGNATURE(S)_______________________________________   DATE_________________

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.